UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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ARROW INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

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The following memo was sent to the employees of Arrow International, Inc. on May 31, 2007:

Date:	May 31, 2007

To:	Arrow International, Inc. Employees

From:	Jim Macaleer on behalf of the Arrow Board of Directors
Today, Arrow’s Board of Directors announced that, effective immediately, Philip Fleck has been appointed interim President and Chief Executive Officer, replacing Carl Anderson. Phil will serve in this capacity until a permanent CEO is appointed or until his services are no longer required due to any strategic alternative which may be approved by the Special Committee, the Board, and Arrow's shareholders.
Phil has a great deal of leadership experience and knows Arrow and our customers well from his 30 years with our company. As many of you are aware, Phil joined Arrow in 1975 as an engineering manager and in 1986 he became Vice President of Research and Engineering. From 1994 to January 1999, he was Vice President of Research and Manufacturing before becoming Arrow’s President and Chief Operating Officer in January 1999, until he resigned from the Company in January 2005.
We recognize that abrupt change like this can be unsettling, but the Board felt it was in the best interests of the Company and we are fortunate to have someone with Phil’s skills and long history at Arrow available to step into the position and lead Arrow at this important time for our company.
Phil is looking forward to working with all of the people of Arrow again as we work together to make Arrow a company that is respected for the quality of its people and products. Our goal — and every day you are a vital part of achieving it — is to provide the highest quality products and dedicated service to meet the needs of our hospital and physician partners and their patients.
Phil will also be working with the Special Committee of the Board as it continues its exploration and evaluation of strategic alternatives aimed at enhancing shareholder value. While this review process continues, our company is operating as normal. It is important that you remain focused on your responsibilities so that we can deliver improved financial and operational results.
In the press release we issued today, Arrow also announced that I have been elected non-executive Chairman of the Board of Directors in addition to my duties as the lead director and the Chairman of the Compensation and Human Resources Committee. John Broadbent has been elected Vice-Chairman of the Board.
Please join me in welcoming Phil back to Arrow.
# # #

The following letter was sent to The Robert L. McNeil, Jr. 1983 Trust on May 31, 2007:
Arrow International, Inc.
2400 Bernville Road
Reading, PA 19605
May 31, 2007
VIA FACSIMILE AND FEDERAL EXPRESS
The Robert L. McNeil, Jr. 1983 Trust
c/o Wilmington Trust Company
1100 N. Market Street
Wilmington, Delaware 19890-0001
Attention: Michela Rossi — 1050
Dear Ms. Rossi:
We are in receipt of your letters dated November 15, 2006 and May 17, 2007, notifying Arrow International, Inc. (the “Company”) of the Robert L. McNeil, Jr. 1983 Trust’s (the “McNeil Trust”) intention to nominate a total of eight (8) persons for election to the Board of Directors of the Company. As you know, this would result in your nominees holding 100% of the Board seats of the Company despite the fact that you presently own only approximately 10% of the Company’s outstanding stock, and would allow the McNeil Trust to take over control of the Company without buying any additional shares or paying any premium for that control.
As we have stated to Mr. Richard Niner on two previous occasions, it has consistently been the position of the Board of Directors of the Company to take actions that it believes are in the best interest of the majority of the Company’s shareholders, not just a privileged subset.
As you know, your letter of May 17, 2007 notifying us of the McNeil Trust’s intention to nominate Messrs. Carl G. Anderson, Jr., Robert J. Campbell, Paul D. Chapman, Paul W. Earle and Richard T. Niner for election to the Board of Directors of the Company at the 2007 Annual Meeting does not comply with either Article Ninth of the Restated Articles of Incorporation of the Company, or Section 4.13 of Article IV of the By-Laws. As a result, we believe that if the McNeil Trust in fact seeks to nominate the five (5) persons listed in its letter of May 17, 2007, the Company is not required to recognize these nominees.
Notwithstanding this fact, we believe it is in the best interests of the majority of the Company’s shareholders — and good corporate governance — to allow shareholders a full and fair opportunity to vote, at the same time, on your nominees, the Company’s nominees and any other alternatives the Special Committee and the Board of Directors approve for consideration by the shareholders of the Company.
In order to allow the Special Committee sufficient time to fulfill its duties in a deliberate, careful manner, and in order to present the fullest, fairest options to the Company’s shareholders, we have designated August 31, 2007 as the designated time for the 2007 Annual Meeting. We believe that this process is necessary to permit the Company’s shareholders to be fully informed about the nominees for the Board as well as any transaction recommended by the Special Committee, and is in the best interests of all of the Company’s other constituents. As you state your intentions are also for the benefit of shareholders, we trust you will agree.
Regards,

/s/ R. James Macaleer

R. James Macaleer Lead Director
# # #
The Company will file a proxy statement in connection with its 2007 annual meeting of stockholders. Company stockholders are strongly advised to read the proxy statement and the accompanying proxy card when they become available, as they will contain important information. Stockholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at the Company’s internet website at www.arrowintl.com or by writing to Arrow International, Inc., 2400 Bernville Road, Reading, Pennsylvania 19605. For a list of participants involved in the proxy solicitation and a description of their direct or indirect interests, please see the 14a-12 Soliciting Materials filed by the Company on May 9, 2007.